Vertex Energy, Inc. 8-K

Exhibit 4.2

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

December 28, 2023

AMENDMENT NO. 1 TO THE

WARRANT AGREEMENT

This AMENDMENT NO. 1 TO THE WARRANT AGREEMENT (this “Amendment”) is made and entered into as of December 28, 2023, by and between Vertex Energy, Inc., a Nevada corporation (the “Company”), and Continental Stock Transfer & Trust Company (together with its successors and assigns, the “Warrant Agent”). Capitalized terms used herein have the meanings ascribed thereto in the Warrant Agreement (as defined below) except where otherwise defined herein.

RECITALS

WHEREAS the Company and the Warrant Agent are party to that certain Warrant Agreement, dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Warrant Agreement”); and

WHEREAS, the Company and the Warrant Agent also are party to (i) that certain Warrant Agreement, dated as of May 26, 2022 (the “May 2022 Warrant Agreement”) and (ii) that certain Warrant Agreement, dated as of the date hereof (the “December 2023 Warrant Agreement”); and

WHEREAS, on the date hereof, (i) the Company, the Warrant Agent and the Holders (as defined in the May 2022 Warrant Agreement) are entering into Amendment No. 1 to the May 2022 Warrant Agreement (the “May 2022 Warrant Agreement Amendment”), pursuant to which the May 2022 Warrant Agreement is being amended in a manner substantially similar to the amendments to the Warrant Agreement effected by this Amendment, including changing the Exercise Price (as defined in the May 2022 Warrant Agreement), and (ii) the Company is issuing certain warrants to purchase shares of Common Stock pursuant to the December 2023 Warrant Agreement (the “December 2023 Warrant Issuance”); and

WHEREAS Section 8.5 of the Warrant Agreement provides that any provision of the Warrant Agreement may be amended or waived pursuant to a written agreement signed by the Warrant Agent and the Company and consented to in writing by the Holders representing at least sixty-six and two-thirds percent (66 2/3%) of the Warrants then outstanding or, in certain circumstances, consented to in writing by each Holder; and

WHEREAS the undersigned, being the Company and the Warrant Agent and the Holders of all of the Warrants currently outstanding, desire to amend the Warrant Agreement and provide for certain waivers under the Warrant Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.            Section 4.1 of the Warrant Agreement. Section 4.1 of the Warrant Agreement is hereby amended and restated to read in its entirety as follows:

Section 4.1 Exercise Price. Each Warrant shall entitle the registered Holder thereof, subject to the provisions of this Agreement and applicable law, the right to purchase from the Company one share of Common Stock (subject to adjustment from time to time as provided in Article V hereof), at a price of $3.00 per share (subject to adjustment from time to time as provided in Article V, the “Exercise Price”).

2.            Section 4.11 of the Warrant Agreement. The first and second sentences of Section 4.11 of the Warrant Agreement are hereby amended and restated to read in their entirety as follows:

Unless otherwise agreed in writing by both the Company and the Holder, the Company shall not effectuate any exercise of a Warrant, and a Holder shall not have any right to exercise a Warrant, to the extent that such exercise would result in such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates, in each case, to the extent that such Affiliates and persons acting as a group are required to aggregate their beneficial ownership of Common Stock for purposes of the Relevant Section of the Exchange Act (“Attribution Parties”)) beneficially owning more than the percentage of Common Stock outstanding set forth on Schedule A attached hereto opposite the name of such Holder (or for the Affiliate of such Holder that elected such Holder receive Warrants) as its “Initial Beneficial Ownership Limitation” (subject to adjustment under this Section 4.11, such Holder’s “Beneficial Ownership Limitation”). For purposes of this Section 4.11, (i) the determination of any “group” status shall be made in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) the determination of “beneficial ownership” shall be made (a) in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, if a Holder’s Beneficial Ownership Limitation is less than 5%, or (b) in accordance with the determination of whether a person is a beneficial owner of more than 10% of the Common Stock outstanding for purposes of determining if such person is subject to Section 16 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, if a Holder’s Beneficial Ownership Limitation is 5% or more (the applicable Section of the Exchange Act being referred to herein as the “Relevant Section”) (it being acknowledged and understood by the Holder that the Company is not representing to the Holder that such calculation is in compliance with the Relevant Section of the Exchange Act and that the Holder is solely responsible for the preparation of any schedules required to be filed in accordance therewith).

3.            Exhibit A to the Warrant Agreement. The second sentence of the second paragraph of the form of Warrant attached as Exhibit A to the Warrant Agreement (not counting the legend at the top of the first page thereof as a paragraph) is hereby amended and restated to read in its entirety as follows:

The initial Exercise Price per share of Common Stock for any Warrant is equal to $3.00 per share.

4.            Waiver of Adjustments to Exercise Price and Number of Warrant Shares. The undersigned consenting Holders hereby waive any adjustments to the Exercise Price or to the number of Warrant Shares issuable upon exercise of each Warrant that, but for such waiver, would occur pursuant to Section 5.4 of the Warrant Agreement as a result of (a) the May 2022 Warrant Agreement Amendment or (b) the December 2023 Warrant Issuance.

5.            Effect of Amendment. Except as set forth herein, all other terms and provisions of the Warrant Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Warrant Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Warrant Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Warrant Agreement, as amended by this Amendment, shall mean April 1, 2022.

6.            Construction. This Amendment shall be governed by all provisions of the Warrant Agreement unless context requires otherwise, including all provisions concerning governing law.

7.            Entire Agreement. This Amendment and the Warrant Agreement constitute the entire agreement between the parties on the subject matter contained herein and therein.

8.            Counterparts. This Amendment may be executed and delivered, including by facsimile transmission or portable document format (.PDF), in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on its behalf as of the date first above written.

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Ferrell
Name: Henry Ferrell
Title: Vice President

CONSENTING HOLDERS:

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:	/s/ Andrew Thau
Name: Andrew Thau
Title: Senior Legal Analyst

WHITEBOX RELATIVE VALUE PARTNERS, LP

By:	/s/ Andrew Thau
Name: Andrew Thau
Title: Senior Legal Analyst

WHITEBOX GT FUND, LP

By:	/s/ Andrew Thau
Name: Andrew Thau
Title: Senior Legal Analyst

PANDORA SELECT PARTNERS, LP

By:	Andrew Thau
Name: Andrew Thau
Title: Senior Legal Analyst

HIGHBRIDGE TACTICAL CREDIT INSTITUTIONAL FUND, LTD.
By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Steve Ardovini
Name: Steve Ardovini
Title: Authorized Signatory

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Steve Ardovini
Name: Steve Ardovini
Title: Authorized Signatory

GLOBAL CREDIT OPPORTUNITIES II FUND A MASTER SCSP
By:	BlackRock Financial Management, Inc., its investment manager

By:	/s/ Zach Viders
Name: Zach Viders
Title: Authorized Signatory

GCO II FUND B (INVESTMENT 2), L.P.
By:	BlackRock Financial Management, Inc., its portfolio manager

By:	/s/ Zach Viders
Name: Zach Viders
Title: Authorized Signatory

BLACKROCK DIVERSIFIED PRIVATE DEBT FUND MASTER LP
By:	BlackRock Financial Management, Inc., ts investment manager

By:	/s/ Steve Ardovini
Name: Steve Ardovin
Title: Authorized Signatory

CHAMBERS ENERGY CAPITAL IV, LP
CEC Fund IV GP, LLC, its general partner

By:	/s/ Robert Hendricks
Name: Robert Hendricks
Title: Partner